JLKZ CPA LLP
39-01 Main St Ste 501
Flushing, NY 11354

January 6, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

RE: SavMobi Technology Inc.

We have read Item 4.01 included in the Form 8-K of SavMobi Technology Inc. (the "Company") dated January 6, 2023 to be filed with the Securities and Exchange Commission. We agree with the statements contained in the paragraphs concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

/s/ JLKZ CPA LLP
JLKZ CPA LLP